CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of the Franklin Templeton ETF Trust, on behalf of its series, the BrandywineGLOBAL — Dynamic US Large Cap Value ETF, of our report dated November 18, 2021, relating to the financial statements and financial highlights, which appears in BrandywineGLOBAL — Dynamic US Large Cap Value Fund’s Annual Report on Form N-CSR for the year ended September 30, 2021. We also consent to the references to us under the headings ‘Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

April 6, 2022